January 26, 2021

STRICTLY PRIVATE AND CONFIDENTIAL

POET TECHNOLOGIES INC.
120 Eglinton Avenue East, Suite 1107
Toronto, Ontario, Canada
M4P 1E2

Attention: **Suresh Venkatesan, Chief Executive Officer**
Thomas R. Mika, Chief Financial Officer

Re: **Best Efforts Private Placement Financing for POET Technologies Inc.**

Dear Sir:

We refer to our letter agreement dated January 25, 2021 (the "**Letter Agreement**") in which Cormark Securities Inc. ("**Cormark**"), on behalf of a syndicate of agents (the "**Agents**"), agreed to act as the lead agent on a "best efforts" agency basis for the sale and issuance of a maximum of 11,800,000 units (the "**Units**") of POET Technologies Inc. (the "**Company**") from treasury at a price of $0.85 per Unit (the "**Issue Price**") for minimum gross proceeds of C$10,030,000 (the **"Offering"**). The Company also granted the Agents the option (the "**Agents' Option**"), exercisable, in whole or in part, to arrange for the purchase of up to an additional 20% of Units sold under the Offering at the Issue Price, up until the time of closing of the Offering.

Cormark, on its own behalf and on behalf of the Agents, hereby agrees to amend the Letter Agreement and act as the lead agent on a "best efforts" agency basis for the sale and issuance of an additional 2,906,000 Units on the same terms and conditions as set out in the Letter Agreement, for an amended aggregate of 14,706,000 Units and for amended aggregate gross proceeds of C$12,500,100. Cormark, on its own behalf and on behalf of the Agents, also hereby agrees to increase the Agents' Option, exercisable in whole or in part, up until the time of closing of the Offering, to purchase up to an additional 2,941,200 Units at the Issue Price, for amended aggregate gross proceeds of C$15,000,120 if the Agents' Option is exercised in its entirety (the "**Amended Offering**").

In all other respects the terms of the Letter Agreement remain in full force and effect, unamended.

The terms and conditions of the Amended Offering are detailed in the term sheet attached as "**Schedule A**".

Forthwith upon your acceptance of the Amended Offering, Cormark on behalf of the Company will issue a press release (as attached hereto as "**Schedule B**") in Canada only, respecting the agreement formed hereby.

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Should the foregoing correspond with your understanding of the terms of the amendment to the Offering, please sign and return one copy of this letter to our attention.

Yours truly,

CORMARK SECURITIES INC.

Per: ______________________________
James Austen
Managing Director, Investment Banking

Accepted and agreed to this 26th day of January 2021.

POET TECHNOLOGIES INC.

Per: ______________________________
Thomas R. Mika
Chief Financial Officer

SCHEDULE "A"

POET TECHNOLOGIES INC.

Terms and Conditions of Best Efforts Private Placement of Units

(All amounts shown in C$)

Issuer:	POET Technologies Inc. (the "**Company**").
Offering:	Treasury offering of maximum 14,706,000 Units (the "**Units**") before giving effect to the Agents' Option. Each Unit shall consist of one (1) Common Share (each a "**Common Share**") and one (1) Warrant (each a "**Warrant**").
Issue Price:	$0.85 per Unit (the "**Issue Price**").
Offering Proceeds:	Up to $12,500,100 (the "**Offering Proceeds**").
Agents' Option:	The Company has granted the Agents an option (the "**Agents' Option**"), exercisable in whole or in part, at the Issue Price at any time until closing of the Offering, to purchase up to an additional 20% of the Offering (2,941,200 Units).
Warrants:	Each Warrant will entitle the holder thereof to purchase one (1) Common Share at a price equal to $0.85, for a period of 24 months following the Closing Date (as hereinafter defined). If, following the date that is four months and one day after the Closing Date and prior to the expiry date of the Warrants, the daily volume-weighted average trading price of the Common Shares on the TSXV exceeds C$2.30 for a period of at least ten consecutive trading days, the Company may accelerate the warrant expiry date.
Use of Proceeds:	The proceeds from the Offering shall be used for general corporate purposes.
Offering Basis:	Offered on a best efforts agency private placement basis in: (i) each of the provinces of Canada (the "**Canadian Offering Jurisdictions**"); (ii) the United States on a private placement basis pursuant to an exemption from the registration requirements of the *United States Securities Act of 1933*, as amended; and (iii) jurisdictions outside of Canada and the United States, in each case in accordance with all applicable laws provided that no prospectus, registration statement or similar document is required to be filed in such jurisdiction.
Eligibility:	Eligible for RRSPs, RRIFs and TFSAs.
Listing:	Application will be made to list the Common Shares underlying the Units and Common Shares underlying the Warrants on the TSX Venture

	Exchange (the "**TSXV**"). The existing Common shares of the Company are listed on the TSXV under the symbol "PTK".
Commission:	The Company shall pay to the Agents a cash commission equal to 6.0% of the gross proceeds from the sale of the Units (including any exercise of the Agents' Option). In addition, the Company shall issue to the Agents that number of broker warrants (the "**Broker Warrants**"), which will expire 24 months from the Closing Date (as defined below), to purchase that number of additional Common Shares equal to 6.0% of the number of Units sold in the Offering at the Issue Price.
Lock-Up Period:	The Company agrees to not issue any Common Shares or other securities convertible into Common Shares for a period of 120 days from the Closing Date without the prior written consent of the Agents, in all cases such consent not to be unreasonably withheld or delayed.
Syndicate:	Cormark Securities Inc.[(1)] 75% IBK Capital Corp. 15% PI Financial Corp. 10% *(1) Lead Agent and Bookrunner; 6% Work Fee*
Closing Date:	Subject to TSXV approval (including with respect to obtaining an exemption from the shareholder vote requirement), on or about February 11, 2021.
Hold Period:	The securities issued pursuant to the Offering will be subject to a statutory four-month hold period.

SCHEDULE "B"

FORM OF PRESS RELEASE

Attached as separate document